Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 30, 2017, with respect to the consolidated financial statements of RADCOM Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of RADCOM Ltd. and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Tel Aviv, Israel October 18, 2017	/s/ KOST, FORER, GABBAY & KASIERER A Member of EY Global